EXHIBIT 99.1

Symbiat Board Announces Plan to Discontinue Operations

    ATLANTA--(BUSINESS WIRE)--March 5, 2004--Symbiat, Inc. (PINK
SHEETS: SYBA) today announced that its Board of Directors has exhausted all options in its attempts to restructure the company. On March 4, 2004, LC Capital Partners, LP, Symbiat's primary secured lender, declared Symbiat in default of a promissory note in the amount of $3,074,950.44. After careful review, and due to Symbiat's continued insolvency, the Board of Symbiat voted on March 5, 2004 to move forward toward discontinuing all operations and filing for bankruptcy protection under Chapter 7 of the United States Bankruptcy Code.
    In August of 2003, the Board of Directors at Symbiat appointed Philadelphia Brokerage to act as the Placement Agent for a Private Placement of convertible preferred stock. Loans advanced from Philadelphia Brokerage Corporation to Symbiat during the September to November 2003 time frame, allowed Symbiat to satisfy a substantial amount of existing obligations related to the Computone hardware discontinued business segment as well as fund ongoing operating deficits. This private placement, however, was insufficient to sustain Symbiat's ongoing business operations. Symbiat has explored many options for restructuring and raising additional capital. None of these options were successful.

    About Symbiat, Inc.

    Symbiat, Inc. (f/k/a Computone Corporation) had been a leader in the IT industry since 1984. It designed, manufactured and marketed a line of intelligent servers for secure remote network management, secure E-commerce, and remote access communications for Internet. Multi-User Solutions d/b/a Symbiat Services, subsidiary of Symbiat, provided nationwide on-site hardware maintenance, operating system support, systems integration, and logistics management to customers in North America.
    This press release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. The statements are pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. With the exception of historical information contained herein, the matters discussed in this press release involve a number of risks and uncertainties, many of which are beyond the control of Symbiat. Actual results could differ materially from those expressed in any forward-looking statement. Symbiat disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise.
    All trademarks are properties of their respective owners.

    CONTACT: Symbiat, Atlanta
             Jenny Conroy, 770-638-6999
             investor_relations@symbiat.com